Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Current Report on Form 8-K/A of Hannon Armstrong Sustainable Infrastructure Capital, Inc. dated August 11, 2014 of our report dated August 11, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the presentation of revenues and expenses) related to the financial statements of the Rental Operations of AWCC Holdings, LLC for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP